                                                                EXHIBIT 12





                               FLUOR CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLAR AMOUNTS IN THOUSANDS)


                                 Nine
                                Months
                                 Ended
                                July 31,                                Year Ended October 31,
                                --------        ------------------------------------------------------------------------
                                  1996            1995            1994            1993            1992            1991
                                --------        --------        --------        --------        --------        --------
Income from continuing
  operations before
  income taxes...............   $291,711        $362,214        $303,299        $242,200        $215,350        $228,401

Add (subtract)

  Undistributed income from
   less than 50% owned
    persons..................     (3,793)           (163)         (6,000)             --              --              --

  Fixed charges..............     30,925          35,597          36,872          43,144          50,247          47,133
                                --------        --------        --------        --------        --------        --------
  Total......................   $318,843        $397,648        $334,171        $285,344        $265,597        $275,534
                                ========        ========        ========        ========        ========        ========

Fixed charges

  Interest expense...........   $ 11,416        $ 13,385        $ 16,861        $ 19,982        $ 23,580        $ 16,466
  Portion of rents
    representative of
    interest factor..........     19,509          22,212          20,011          23,162          26,667          30,667
                                --------        --------        --------        --------        --------        --------
  Total fixed charges........   $ 30,925        $ 35,597        $ 36,872        $ 43,144        $ 50,247        $ 47,133
                                ========        ========        ========        ========        ========        ========

  Ratio of earnings to
    fixed charges............      10.31           11.17            9.06            6.61            5.29            5.85
                                ========        ========        ========        ========        ========        ========
